EXHIBIT 10.14

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (this “Agreement”) is made and entered into this             day of             , 2011, by and between HANCOCK BANK OF LOUISIANA, a Louisiana state chartered commercial bank having its headquarters in Baton Rouge, Louisiana, (“Employer”) and Suzanne Thomas, an individual (hereinafter “Employee”).

WHEREAS, Employee is currently employed by Whitney National Bank as Executive Vice President and Division – Executive Credit Administration; and

WHEREAS, Hancock Holding Company (“HHC”) and its wholly-owned subsidiaries, Hancock Bank and Employer, have entered into an Agreement and Plan of Merger whereby Whitney Holding Corporation (“WHC”) will merge with and into HHC and WHC’s subsidiary, Whitney National Bank (“WNB”), will merge with and into Employer (the “Merger”); and

WHEREAS, upon consummation of the Merger, Employer shall be renamed Whitney Bank; and

WHEREAS, Employer desires to retain the services of Employee subsequent to the consummation of the Merger and Employee desires to become and remain employed by Employer; and

WHEREAS, Employee will, by virtue of such employment, have regular contact with the customers of Employer and of persons or entities affiliated with Employer and will become and remain familiar with the non-public confidential and proprietary information and trade secrets of Employer and of persons or entities affiliated with Employer.

THEREFORE, in consideration of the mutual promises and covenants herein contained:

1. Employment. Employer hereby agrees to employ Employee during the Term of this Agreement, as provided in Section 2, in the position of Chief Credit Officer, Whitney Bank and Executive Vice President with duties that are generally commensurate with such position in all material respects, and Employee hereby accepts such employment by Employer. In executing this Agreement, Employee certifies her understanding that her employment will be at-will, and that neither Employee nor Employer have entered into a contract regarding the terms or the duration of Employee’s employment. As an at-will employee, Employee will be free to terminate her employment with the Employer at any time, with or without Cause or advance notice. Likewise, the Employer will have the right to reassign Employee, to change Employee’s compensation, or to terminate Employee’s employment at any time, with or without Cause or advance notice, subject to the provisions of Section 7. During the Term, Employee’s principal location of employment shall be New Orleans, LA.

2. Term of Agreement. The Term of the Agreement and of Employee’s employment hereunder shall commence simultaneously with the effective date of the Merger and shall end on the day following the third (3rd) anniversary of the effective date of the Merger (the “Term”). The foregoing sentence notwithstanding, Employee’s employment is and shall be at-will as provided in Section 1. Any termination of Employee’s employment shall constitute a termination of this Agreement, provided that the terms and provisions of Sections 7 (if applicable), 9, 10, 11 and 12 shall survive termination hereof.

3. Effectiveness of this Agreement. Upon commencement of the Term, any employment agreement or any other contractual arrangement of any type between Employee and WNB or WHC, including without limitation that certain Officer Agreement effective January 1, 2008 as amended by amended and restated Officer Agreement effective June 23, 2010, (the “Prior Agreement”) will, except as otherwise expressly set forth herein, be terminated and will be of no further force or effect in any of its provisions. If the Merger does not occur, this Agreement will be void ab initio and of no force or effect.

4. Duty of Loyalty and Standard of Care. Employee agrees to work diligently, efficiently and to the best of Employee’s ability, devoting her full business time and attention to the performance of her employment duties and responsibilities under this Agreement, all for the purpose of advancing Employer’s business. Employee shall not, during the Term of this Agreement, render services of a business or commercial nature to any person or entity other than Employer, whether it be for compensation or otherwise, without the prior written approval of Employer. Provided, however, Employee may engage in outside professional, civic, charitable and personal activities as are permitted by Employer’s Code of Ethics and which do not materially interfere with the performance of Employee’s duties and responsibilities under this Agreement.

5. Compensation and Benefits. During the Term of this Agreement, Employer shall compensate Employee for her services hereunder as follows:

(a) Annual Base Salary. Employer will pay Employee an annual salary of $220,000 commencing as of the date of the Merger, payable in accordance with Employer’s normal payroll practices. Such annual salary shall be reviewed for increases at such times as annual salaries are reviewed for similarly situated employees of Employer generally, but shall not be reduced during the Term without the consent of Employee.

(b) Incentive Agreements. Employee shall be eligible to participate in stock or other incentive programs of Employer made available to similarly situated employees of the Employer generally which provide opportunities to receive cash and/or stock incentives on terms and conditions that are substantially similar to the terms and conditions applicable to similarly situated employees of the Employer generally.

(c) Benefit Plans. Employee shall be eligible to participate in the retirement plans and other employee benefit plans offered by Employer to similarly situated employees of the Employer generally. In addition, Employee may receive reimbursement for reasonable and necessary expenses incurred by Employee related to the furtherance of the business of Employer in accordance with the reimbursement policies adopted by Employer from time to time.

6. Retention Bonus. As further consideration of the promises of Employee herein, and as an inducement to Employee to accept employment with Employer hereunder, Employer agrees to pay Employee a retention bonus in accordance with this Section.

(a) Amount of Bonus. The bonus shall be in an amount equal to $660,000 (3) times the annual base salary set forth in Section 5(a) above (the “Retention Bonus”) less applicable taxes, payable as follows:

(i)	An amount equal to twenty-five percent (25%) of said Retention Bonus, less applicable withholding taxes, shall be paid to Employee in cash within thirty (30) days of the effective date of the Merger.

(ii)

Seventy-five percent (75%) of the Retention Bonus shall be paid to Employee in the form of an award of restricted shares of HHC common stock (the “Restricted Shares”), to be awarded on the day immediately following the effective date of the Merger (the “Award Date”). The number of Restricted Shares awarded shall be determined based on the closing value of the common stock as of the last day immediately preceding the Award Date on which the stock is traded. The Restricted Shares will vest three years and one day after the effective date of the Merger, provided Employee remains employed by Employer on that date (the “vesting date”). In the event of the death or disability of Employee prior to the vesting date, Employee’s estate or curator shall vest in the Restricted Shares as follows: (1) one hundred percent (100%) if Employee had completed ten (10) or more continuous years of service, taking into consideration both her service with Employer and her service with WHC and or WNB before the Merger, or (2) if the preceding condition is not met, a pro rata portion of the Restricted Shares based on the number of years since the effective date of the Merger. In addition, in the event Employee’s employment is involuntarily terminated by the Employer after the Term but prior to the vesting date, Employee shall vest in a pro rata portion of the Restricted Shares based on the number of years since the effective date of the Merger. Until Employee becomes vested in the Restricted Shares, the Restricted Shares will be held in escrow for the benefit of Employee and may not be encumbered or transferred by Employee. During the restricted period, Employee shall be entitled to dividends and voting rights on the Restricted Shares and, in the event of Employee’s termination of employment for any reason, the Restricted Shares shall be forfeited, except for the pro rata portion which vests on death or disability or on involuntary termination for other than Cause as herein provided.

(b) Tax Gross Up. It is intended that the Retention Bonus be in addition to any severance benefits which may become payable to Employee pursuant to the provisions of Section 7 below and is offered and will be paid solely as an inducement to Employee to accept employment hereunder with Employer. However, should the payment of such Retention Bonus, or any portion thereof, result in the inclusion in the gross income of Employee under the provisions of Section 409A(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) of an amount in excess of the Retention Bonus (the “Additional Income”) and/or in the imposition of additional taxes pursuant to Section 409A(a)(1)(B) of the Code (the “409A Taxes”), Employee shall be entitled to and Employer shall pay Employee an additional cash bonus. The additional cash bonus shall be in an amount equal to the total of (i) the federal income tax on the Additional Income, if any, calculated at the highest federal income tax rate in effect for the year such Addition Income is included in gross income and (ii) the amount of the 409A Taxes, grossed up for all applicable taxes on the total amount of the cash bonus under this subsection (b), including federal income taxes and, if applicable, state income taxes, both of which shall be calculated at the highest rate then in effect, and FICA, Medicare and/or other payroll taxes which may then be applicable to the cash bonus under this subsection (b). The additional cash bonus, if any, shall be paid to Employee no later than the end of Employee’s taxable year immediately following the year in which the taxes on the Additional Income and/or the 409A Taxes are paid by Employee.

7. Severance During Term. In the event Employee’s employment is terminated by Employer without Cause or Employee terminates her employment for “Good Reason” at any time during the Term, Employee will receive from the Company the severance payments and benefits set forth in Section II of the Prior Agreement, provided however, that Employer shall have no obligation to make such accelerated payments to Employee unless Employee shall commit in writing to Employer, within 55 days of such termination, to honor the covenants of Sections 9 and 10 hereunder and release Employer and its affiliates from any other liability (other than compliance with the payment obligations hereunder). Notwithstanding the preceding, in the event of Employee’s voluntary termination of employment, other than a termination for Good Reason, or in the event Employee is terminated for Cause during the Term all unvested Restricted Shares pursuant to Section 6 above shall be forfeited by Employee and Employer shall have no obligation to Employee for the payment thereof or of severance payments or benefits under the Prior Agreement.

To the extent required by Section 409A of the Code, in the event Employee is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i) on the date of Employee’s termination of employment with Employer any amounts which become payable under this Section or otherwise solely as a result of such termination of employment shall be paid on the first business day after the six-month anniversary of the date of such termination of employment. Whether or not Employee is a specified employee and whether or not the payment is required to be delayed for such six-month period shall be determined by Employer in accordance with the provisions of Treasury Regulation Section 1.409A-1(i).

8. The following definitions apply for purposes of this Agreement:

(a) “Cause” shall mean (a) the willful and continued failure of Employee to meet and fulfill the duties and obligations of her employment, whether pursuant to the terms of this Agreement or otherwise, (other than due to incapacity resulting from physical or mental illness) after demand for substantial performance is delivered by Employer that specifically identifies the manner in which Employer believes Employee is not fulfilling or performing said obligation; (b) Employee’s willful misconduct which is materially injurious to Employer, monetarily, or which otherwise materially damages Employer’s business; (c) any act of fraud, disloyalty, dishonesty or any willful violation of any law or significant policy of Employer committed in connection with Employee’s employment and resulting in a material adverse effect on Employer; (d) misappropriation or intentional damage to the properties or operations of Employer; (e) any willful act or acts of dishonesty resulting or intended to result in gain to Employee or Employee’s personal enrichment at Employer’s expense. For purposes hereof, no act or failure to act shall be considered “willful” unless not in good faith and done or omitted without reasonable belief that such act or omission was in the best interest of Employer.

(b) “Good Reason” shall mean any of the following occurring without Employee’s consent:

(i) a material diminution in Employee’s position, authority, duties or responsibilities from those specified in Section 1;

(ii) requiring Employee to be based at any office which is more than 35 miles from the location of Employee’s employment specified in Section 1; or

(iii) a material diminution in Employee’s annual base salary.

However, none of the preceding actions shall constitute “Good Reason” unless (x) Employee provides Employer notice of the existence of such condition within ninety (90) days of the initial existence thereof, (y) the Employer does not cure such condition within a period of at least thirty (30) days following the Employer’s receipt of such notice and (z) Employee resigns within ninety (90) days of the end of such cure period.

9. Covenant Not to Induce. Employee agrees that during the term of this Agreement, and for eighteen (18) months following a voluntary termination hereof, Employee will not, on behalf of himself or any other person or entity, directly or indirectly induce, persuade or encourage any other employee to terminate such employee’s position with Employer or any person or entity affiliated with Employer and to become employed by any other bank, bank holding company, thrift institution, credit union or other financial institutions at any time.

10. Covenant Not to Disclose. Subject to the extent allowed by Louisiana law, Employee agrees that Employee will not, for or on behalf of himself or herself or any other person or entity, (a) directly or indirectly use for Employee’s own benefit or the benefit of such other person or entity or to the detriment of Employer or (b) disclose to any other party any Trade Secrets or Confidential Information of Employer or any person or entity affiliated with Employer. “Trade Secrets” means information relating to Employer’s business or the business of any person or entity affiliated with Employer which derives economic value, actual or potential, from not being generally known to other persons and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality, including but not limited to, technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data and lists of actual or potential customers or suppliers. “Confidential Information” means information of Employer or of any person or entity affiliated with Employer which is non-public, proprietary, and confidential in nature but is not a Trade Secret. The foregoing confidentiality obligations shall commence as of the effective date of this Agreement and shall continue at all times thereafter so long as such Trade Secrets and Confidential Information constitute Trade Secrets and Confidential Information under applicable law.

11. Return of Property and Materials. Upon demand by Employer, and in any event upon termination of Employee’s employment, Employee shall immediately return to Employer all property of Employer or any person or entity affiliated with Employer and all materials relating to Employer’s business, the business of any person or entity affiliated with Employer, or Employee’s employment hereunder, including all copies thereof, whether provided by Employer to Employee or prepared or otherwise obtained by Employee, including without limitation all materials containing any Trade Secrets or Confidential Information of Employer or any person or entity affiliated with Employer; all materials relating to the customers of Employer or any person or entity affiliated with Employer; all computer hardware, software and storage media provided by Employer or any person or entity affiliated with Employer; and all other memoranda, correspondence, records and notes. Nothing stated herein shall prohibit Employee from retaining copies of any and all agreements between himself and Employer, and documents reflecting benefit plans or agreements which she is provided by Employer and any documents reflecting payments made to or from her to Employer.

12. Injunctive Relief, Choice of Law and Forum. If Employee or Employer violates any provision of this Agreement, the aggrieved party shall be entitled to seek and obtain injunctive relief, in addition to any other remedies to which said party may be entitled at law or in equity. The parties agree that such relief may be sought in any court having jurisdiction of the parties. The parties agree that in any action brought to enforce the terms of the Agreement, Louisiana law shall be applicable.

13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Employer and Employee’s curators or estate should Employee become disabled or die.

14. Notices. Any notice to be given hereunder shall be sent by registered or certified mail, except that Employer and Employee may also give written notice to each other by hand-delivery. If given by Employee, such notice shall be addressed to Employer’s Department of Human Resources. If given by Employer, such notice shall be addressed to Employee’s last known address on file with Employer. Any such notice shall be effective as of the time of the mailing thereof.

15. Entire Agreement; Modification and Waiver. This Agreement and any formal written employment agreement entered into hereafter between Employee and Employer or any person or entity affiliated with Employer contain the entire agreement of the parties and supersede all promises, understandings or agreements, either oral or written, between the parties, (including without limitation, except as expressly set forth herein, the Prior Agreement) and may not be modified except in writing and signed by the parties. Employer’s waiver of Employee’s breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by Employee. Similarly, Employee’s waiver of Employer’s breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by Employer. In the event of a conflict between this Agreement and any subsequently executed employment agreement, the provisions of the subsequently executed employment agreement shall control.

16. Severability. If any provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of any other provisions of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect.

17. Taxes, Section 280G. The Employer will withhold and deposit all federal, state and local income and employment taxes that are owed with respect to all amounts paid or benefits provided to or for Employee by Employer pursuant to this Agreement. In the event that any amounts payable or benefits provided hereunder or otherwise in connection with the Merger become subject to the excise tax under Section 4999 of the Code, such amounts and benefits shall be treated in the manner set forth under Section 2.4 of the Prior Agreement, provided, however, that in the event that such payments and benefits exceed the “safe harbor amount” by less than $50,000, then such payments and benefits shall not be treated in the manner contemplated by Section 2.4 of the Prior Agreement, but shall instead be reduced to an amount equal to the “safe harbor amount” less $5,000.00. For this purpose, the “safe harbor amount” shall mean the maximum amount of benefits which may be paid to and/or provided to or for Employee by Employer under the terms hereof without any portion thereof constituting an “excess parachute payment” within the meaning of Section 280G of the Code. Employee hereby agrees to report any amounts paid or benefits provided under this Agreement for purposes of Federal, state and local income, employment and excise taxes in a manner consistent with the manner in which the Employer reports any such amounts or benefits for purposes of Federal, state and local income, employment and excise taxes and agrees to cooperate with Employer in the valuation of Employee’s services to be provided hereunder.

IN WITNESS WHEREOF, the parties have hereunto signed this Agreement as of the day and year first above written.

EMPLOYEE			EMPLOYER

BY:

Title:
(Date)
Witness for Employee	(Date)	Witness for Employer		(Date)